Exhibit 10.14
Actinium Pharmaceuticals, Inc.

July 21, 2012

Ms. Enza Guagenti
391 Lafayette Street
Newark, NJ 07105

Dear Enza:

On behalf of Actinium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Interim Chief Financial Officer of the Company. Speaking for myself, as well as the other members of the Company's Board of Directors (the "Board"), we are very appreciative of your past contributions to the Company look forward to your future participation in this position.

1.    Position. The terms of your new position with the Company are as set forth below:

(a)    You shall serve as Interim Chief Financial Officer of the Company and shall (i) be responsible for the overall direction and execution of financial planning and control activities of the Company, including, without limitation, the responsibilities set forth in Attachment A attached to this letter, and (ii) perform such other duties and shall have authority consistent with your position as may be from time to time specified by the Chief Executive Officer and the Board. You shall report directly to the Chief Executive Officer and shall perform your duties for the Company at the Company's offices except for travel that may be necessary or appropriate in connection with the performance of your duties hereunder.

(b)    You agree to devote your best efforts and three days of your business time a week to advance the interests of the Company and to discharge adequately your duties hereunder. You may continue to hold board seats on for-profit and not-for-profit board seats that do not represent a conflict with the Company only upon specific Board approval.

(c)    It is understood and agreed that during the first six months after your Start Date you will be utilizing consultants for certain supplemental work, as approved by the Company's Chief Executive Officer on a case-by-case basis.

2.    Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on August 15, 2012 ("Start Date").

3.    Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.    Compensation.

(a)    Base Salary. You will be paid an initial annual base salary of ninety thousand dollars ($90,000), which will be paid in accordance with the Company's regular payroll practices. Your annual base salary will be increased to one hundred fifteen thousand dollars ($115,000) on the six month anniversary of your Start Date. Thereafter, before the beginning of each calendar year during the term of your employment, beginning in January 2014, the Board shall review the amount of your base salary and performance bonus, and shall determine the appropriate adjustments to each component of your compensation for the following calendar year.

(b)    Stock Option Grant. Subject to the approval of the Board which Company shall obtain on or before the Start Date, Company agrees to grant to you an option grant to purchase 75,000 common shares of the Company. Such options will have an exercise price of $0.261 cents per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of the options granted shall vest each month after the date of grant until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of initial grant, subject to your continuing service with the Company. The options will be incentive stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2003 Stock Plan and the Stock Option Agreement between you and the Company.

5.    Benefits.

a.      Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to senior executive employees of the Company. The Company reserves the right to cancel and/or change the benefits plans it offers to its employees at any time, subject to applicable law.

b.      Vacation; Sick Leave. You will be entitled to 10 days paid vacation per year, pro-rated for the remainder of this calendar year and pro-rated by the number of hours worked. Vacation may not be taken before it is accrued. You will be entitled to 5 days paid sick leave per year pro-rated.

c.      Other Benefits. The Company will provide you with standard business reimbursements (including mileage, supplies including home office supplies, long distance calls), subject to Company policies and procedures and with appropriate receipts. In addition, you will receive any other statutory benefits required by law.

d.      Reimbursement of Expenses. You shall be reimbursed for all normal items of travel, entertainment, CPEs, professional memberships and miscellaneous expenses reasonably incurred by you on behalf of the Company provided such expenses are documented and submitted in accordance with the reimbursement policies in effect from time to time.

6.    Confidential information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7.    At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except that upon termination of your employment by the Company other than for cause you will be entitled to severance equal to 3 months base salary. In the event that a) the Company hires a CFO other than yourself, and 2) within two years thereafter your base salary is reduced below $115,000 per year, you may then within thirty days after the base salary reduction resign your position with the Company and collect your severance.

8.    Non-Solicitation. You agree that during the term of your employment with the Company, and for a period of 12 months following the cessation of employment with the Company for any reason or no reason, you shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity. For a period of 12 months following cessation of employment with the Company for any reason or no reason, you shall not attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.   Arbitration_ Any dispute or claim arising out of or in connection with your employment with the Company (except with regard to enforcement of the Confidentiality Agreement) will be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Agreement evidences a transaction involving interstate commerce and that the operation, interpretation and enforcement of this arbitration provision, the procedures to be used in conducting an arbitration pursuant to this arbitration provision, and the confirmation of any award issued to either party by reason of such arbitration, is governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 21 et seq. The parties further agree that, to the fullest extent permitted by law, the provisions of Section 658A of the Hawaii Revised Statutes, as amended, will not apply to this provision, nor to any arbitration conducted pursuant thereto. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

10. Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing, (iv) upon confirmation of facsimile transfer, if sent by facsimile or (v) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	391 Lafayette Street
Newark, NJ 07105

If to you:	391 Lafayette Street
Newark, NJ 07105

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Attachment A: Job Responsibilities

1.	Perform or review the complex accounting/valuations/derivative analysis;
2.	Review the financial statements and footnote disclosures;
3.	Review and consent on significant accounting policies;
4.	Consult on complex accounting transactions;
5.	Review and approve all Form 8-K, 10-K, 10-Q and any other related filings
6.	Respond to SEC comment letters (once the Company's registration statement
7.	becomes effective);
8.	Prepare internal management reporting packages;
9.	Monitor financial control systems;
10.	Be a key financial executive for management; play a key financial role in merger and
11.	acquisitions (M&A) activities (if any)
12.	Develop strategic financial and tax plans for the Company;
13.	Strengthen relationships with financial institutions; and
14.	Work with external auditors and attorneys.

Attachment B: Confidential Information and Invention Assignment Agreement